As filed with the Securities and Exchange Commission on December 21, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TAYLOR CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4108550
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9550 West Higgins Road

Rosemont, Illinois 60018

(847) 653-7978

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Steven H. Shapiro

General Counsel and Corporate Secretary

9550 West Higgins Road

Rosemont, Illinois 60018

(847) 653-7978

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Jeffrey R. Patt, Esq.

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, Illinois 60661

(312) 902-5200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, $0.01 par value	1,144,428(3)	(4)	(4)	(4)
8.0% Non-Cumulative Convertible Perpetual Preferred Stock, Series C, $0.01 par value (“Series C Preferred”)	223,520(5)	(4)	(4)	(4)
Nonvoting Convertible Preferred Stock, Series D, $0.01 par value (“Series D Preferred”)	455,048(6)	(4)	(4)	(4)
Nonvoting Convertible Preferred Stock, Series D, $0.01 par value (“Series D Preferred”)	405,330(7)	$12.73(8)	$5,159,851(8)	$368
8% Nonvoting, Non-Cumulative Convertible Perpetual Preferred Stock, Series E, $0.01 par value (“Series D Preferred”)	223,520(9)	$25(10)	$5,588,000(10)	$398
Total				$766

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of computing the amount of the registration fee.
(2)	Determined in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Estimated based on the number of shares of common stock issuable upon conversion of shares of Series C Preferred, Series D Preferred and Series E Preferred and exercise of certain warrants to acquire shares of common stock. In addition, there are being registered hereunder such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain antidilution provisions, which shares of common stock are registered hereunder pursuant to Rule 416.
(4)	No separate consideration will be received for the issuable shares of common stock, Series C Preferred or Series E Preferred; therefore, no registration fee for such shares is required pursuant to Rule 457(i) under the Securities Act.
(5)	Estimated based on the number of shares of Series C Preferred issuable upon conversion of shares of Series E Preferred. In addition, there are being registered hereunder such additional number of shares of Series C Preferred, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain antidilution provisions, which shares of Series C Preferred are registered hereunder pursuant to Rule 416.
(6)	Estimated based on the number of shares of Series D Preferred issuable upon conversion of shares of Series E Preferred. In addition, there are being registered hereunder such additional number of shares of Series D Preferred, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain antidilution provisions, which shares of Series D Preferred are registered hereunder pursuant to Rule 416.
(7)	In addition, there are being registered hereunder such additional number of shares of Series D Preferred, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain antidilution provisions, which shares of Series D Preferred are registered hereunder pursuant to Rule 416.
(8)	Whereas shares of Series D Preferred represent common stock equivalents (without regular voting rights), calculated in accordance with Rule 457(c), based on the average high and low prices per share of common stock on December 20, 2010 as reported on the NASDAQ Global Select Market.
(9)	In addition, there are being registered hereunder such additional number of shares of Series E Preferred, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain antidilution provisions, which shares of Series E Preferred are registered hereunder pursuant to Rule 416.
(10)	Represents 100% of the liquidation preference for such shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated [                ], 2010

1,144,428 Shares of Common Stock

223,520 Shares of 8.0% Non-Cumulative Convertible Perpetual Preferred Stock, Series C

860,378 Shares of Nonvoting Convertible Preferred Stock, Series D

223,520 Shares of 8.0% Nonvoting, Non-Cumulative Convertible Perpetual Preferred

Stock, Series E

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of (a) any shares of our common stock issuable from time to time upon (i) conversion of shares of our 8.0% Non-Cumulative Convertible Perpetual Preferred Stock, Series C (the “Series C Preferred”), (ii) conversion of shares of our Nonvoting Convertible Preferred Stock, Series D (the “Series D Preferred”), and (iii) exercise of Warrants (as defined below) to acquire shares of our common stock, (b) any shares of our Series C Preferred issuable from time to time upon conversion of shares of our 8.0% Nonvoting, Non-Cumulative Convertible Perpetual Preferred Stock, Series E (the “Series E Preferred”), (c) any shares of our Series D Preferred, including any shares of Series D Preferred issuable from time to time upon conversion of shares of our Series E Preferred, and (d) any shares of our Series E Preferred. In this prospectus, we refer to the foregoing as “securities.” Of these securities, 223,520 shares of Series E Preferred, 405,330 shares of Series D Preferred and Warrants representing the right to acquire an aggregate of 89,050 shares of common stock (the “2010 Warrants”) were originally issued by us pursuant to the Exchange Agreement, dated as of October 13, 2010, by and among us, Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. (the “Prairie Capital Entities”). Warrants representing the right to acquire an aggregate of 195,000 shares of common stock (the “2008 Warrants” and, together with the 2010 Warrants, the “Warrants”) were originally issued by us pursuant to the Securities Purchase Agreement, dated as of September 29, 2008, by and among us, the Prairie Capital Entities and other investors party thereto.

C. Bryan Daniels, a member of our board of directors, is a managing member of the sole general partner of each of the Prairie Capital Entities.

The Series C Preferred pays non-cumulative dividends quarterly in arrears at an annual rate of 8% of the liquidation preference beginning in October 2010 and has a conversion price of $12.28 per share, subject to adjustments as set forth in the Certificate of Designations of Fixed Rate Non-Cumulative, Convertible Perpetual Preferred Stock, Series C, dated May 28, 2010 (the “Series C Certificate of Designations”). The Series C Preferred issuable upon conversion of our Series E Preferred is convertible into an aggregate of up to 455,048 shares of our common stock at the option of the holders of shares of Series C Preferred at any time, and will be convertible at our option at any time after the earlier to occur of (1) May 28, 2015, and (2) the first date on which the volume-weighted average per share price of our common stock equals or has exceeded 130% of the then applicable conversion price of the Series C Preferred for at least 20 trading days within any period of 30 consecutive trading days occurring after May 28, 2013 (each, a “Conversion Trigger”).

Each share of Series D Preferred is convertible into one share of our common stock, subject to adjustment as set forth in the Certificate of Designations of Nonvoting Convertible Preferred Stock, Series D, and 8% Nonvoting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series E (the “Series D and Series E Certificate of Designations”), automatically upon a Widely Dispersed Offering (as defined below) of Series D Preferred. Holders of shares of Series D Preferred will be entitled to dividends or distributions, as and when declared by our board of directors, of the same amount, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of our common stock that such shares of Series D Preferred would be convertible into in connection with a Widely Dispersed Offering of Series D Preferred. Other than with respect to voting rights and related transfer restrictions, the terms of our Series D Preferred are substantially the same as our common stock. A “Widely Dispersed Offering” means any sale or other transfer of Series D Preferred or Series E Preferred, as applicable, (a) pursuant to any public offering or public sale of our securities, (b) to a person or group of persons if, after such transfer, such person or group of persons in the aggregate would own or control more than 50% of our outstanding voting securities without any such transfer, (c) to a person or group of persons in a transaction or series of related transactions in which no transferee would receive in such transaction or series of related transactions more than 2% of our outstanding voting securities, (d) pursuant to a merger, consolidation or similar transaction involving if, after such transaction, a person or group of persons in the aggregate would own or control more than 50% of our outstanding voting securities, or (e) to a person or group of persons who has been approved by the Federal Reserve Board to hold the number of our voting securities held by such person or group of persons after giving effect to such transfer.

The Series E Preferred pays non-cumulative dividends quarterly in arrears at an annual rate of 8% of the liquidation preference beginning in January 2011 and has a conversion price with respect to any conversion into shares of Series D Preferred of $12.28 per share, subject to the adjustments set forth in the Series D and Series E Certificate of Designations. Other than with respect to voting rights and related transfer restrictions, the terms of the Series E Preferred are substantially the same as the Series C Preferred. In addition, the Series E Preferred are convertible into (1) an aggregate of up to 223,520 shares of Series C Preferred automatically upon any sale or other transfer of Series E Preferred in a Widely Dispersed Offering, or (2) an aggregate of up to 455,048 shares of Series D Preferred, at the option of the holders of shares of Series E Preferred at any time. In addition, the Series E Preferred are convertible into an aggregate of up to 455,048 shares of Series D Preferred at our option at any time after a Conversion Trigger.

The selling securityholders may offer and sell such securities from time to time, directly or through underwriters, broker-dealers or agents, in public or private transactions, and at fixed prices, prevailing market prices, prices related to prevailing market prices or negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from any sales of the securities by the selling securityholders.

None of the Series C Preferred, Series D Preferred, Series E Preferred or Warrants are listed on an exchange, and we do not intend to list the Series C Preferred, Series D Preferred, Series E Preferred or the Warrants on any exchange.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “TAYC.” On December 20, 2010, the last reported sale price of our common stock on the Nasdaq Global Select Market was $12.72 per share. You are urged to obtain current market quotations of the common stock.

Investing in the securities involves a high degree of risks. See “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is                      , 2010

In this prospectus, the terms “company,” we,” “us,” and “our” refer to Taylor Capital Group, Inc. and its consolidated subsidiaries, collectively (unless the context indicates another meaning).

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. See “Where You Can Find More Information” and “Documents Incorporated by Reference” for more information.

PROSPECTUS SUMMARY

GENERAL

We are a bank holding company headquartered in Rosemont, Illinois, a suburb of Chicago. We derive substantially all of our revenue from our wholly-owned subsidiary, Cole Taylor Bank. We provide a range of banking services to our customers, with a primary focus on serving closely-held businesses in the Chicago metropolitan area and the people who own and manage them. We also provide asset-based lending and residential mortgage origination services outside the Chicago region in other geographic markets. At September 30, 2010, we had assets of approximately $4.66 billion, deposits of approximately $2.97 billion and stockholders’ equity of approximately $278 million.

Our primary business is commercial banking and, as of September 30, 2010, approximately 94% of our loan portfolio was comprised of commercial loans. Our targeted commercial lending customers are closely-held businesses in industries such as manufacturing, wholesale and retail distribution, transportation, construction contracting and professional services. Our commercial lending activities primarily consist of providing loans for working capital, business expansion or acquisition; owner-occupied commercial real estate financing; revolving lines of credit; and stand-by and commercial letters of credit. In addition to our lending activities, we offer deposit products such as checking, savings and money market accounts; time deposits and repurchase agreements to our business customers and community-based customers, typically individuals and small, local businesses, located near our banking centers. We offer corporate treasury cash management services to our commercial customers, which include internet balance reporting, remote deposit capture, positive pay, automated clearing house products, imaged lock-box processing, controlled disbursement, and account reconciliation. We also cross-sell products and services to the owners and executives of our business customers designed to help them meet their personal financial goals. Our product offerings also include personal customized credit and wealth management services. We use third-party providers to augment our offerings to include investment management and brokerage services. Our products and services consist of commercial banking credit and deposit products delivered by a single operations area. We do not have separate and discrete operating segments.

In January 2010, we established Cole Taylor Mortgage by hiring a team of individuals with extensive mortgage banking experience. This unit began originating loans during the first quarter of 2010 and had positive operating profit (revenues less noninterest expenses) during the third quarter of 2010 and for the nine months ended September 30, 2010. It is expected that this unit’s origination volumes will increase as operations continue to grow. Cole Taylor Mortgage operates in 17 states. We anticipate loan production to come from relationships with mortgage brokers, retail offices and from Cole Taylor Bank’s branch locations. We expect this new line of business to be a source of growing noninterest fee income for us and provide additional earnings and geographic diversification.

Our principal executive office is located at 9550 West Higgins Road, Rosemont, Illinois 60018, and our phone number is (847) 653-7978.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

RISK FACTORS

An investment in our securities involves a number of risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports we file with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Our business, financial condition, results of operations and prospects could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus or any prospectus supplement constitute forward-looking statements. These forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “might,” “expect,” “plan,” “predict,” “potential,” “contemplate,” “should,” “will,” “anticipate,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2010 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, without limitation:

•	the risk that our regulators could require us to maintain regulatory capital in excess of the levels needed to be considered well capitalized;

•	the risk that our allowance for loan losses may prove insufficient to absorb probable losses in our loan portfolio;

•	possible volatility in loan charge-offs and recoveries between periods;

•

negative developments and further disruption in the credit and lending markets impacting our business and the businesses of our customers as well as other banks and lending institutions with which we have commercial relationships;

•	the continued decline in residential real estate sales volume and the likely potential for continuing illiquidity in the real estate market, including within the Chicago metropolitan area;

•	the risks associated with the high volume of loans secured by commercial real estate in our portfolio;

•	the uncertainties in estimating the fair value of developed real estate and undeveloped land in light of declining demand for such assets and continuing illiquidity in the real estate market;

•	the risks associated with the establishment of our new mortgage unit, including the expansion into new geographic markets;

•	the risks associated with attracting and retaining experienced and qualified personnel, including our senior management and other key personnel in our core business lines;

•	uncertainty in estimating the fair value of loans held for sale and the possibility that we will not be able to dispose of these assets on terms acceptable to us;

•	the risks associated with implementing our business strategy and managing our growth effectively, including our ability to preserve and access sufficient capital to execute on our strategy;

•	the effect on our profitability if interest rates fluctuate as well as the effect of our customers’ changing use of our deposit products;

•	the possibility that our wholesale funding sources may prove insufficient to replace deposits at maturity and support our growth;

•	a continuation of the recent unprecedented volatility in the capital markets;

•	the effectiveness of our hedging transactions and their impact on our future results of operations;

•	changes in general economic and capital market conditions, interest rates, our debt credit ratings, deposit flows, loan demand, including loan syndication opportunities and competition;

•

the impact changes in legislation, including the Dodd-Frank Act, or regulatory and accounting principles, policies or guidelines affecting our business, including those relating to capital requirements; and

•	other economic, competitive, governmental, regulatory and technological factors impacting our operations.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the sections captioned “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we made with the SEC. You should not place undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

All of the securities offered pursuant to this prospectus are being offered by the Prairie Capital Entities. We will not receive any proceeds from any sale of the securities by the selling securityholders. Although we will not receive any proceeds from this offering, if the 2008 Warrants to purchase 195,000 shares of our common stock were all exercised for cash, the selling stockholders would pay us an exercise price of $10.00 per share, or an aggregate exercise price of $1,950,000 with respect to the 2008 Warrants, and if the 2010 Warrants to purchase 89,050 shares of our common stock were all exercised for cash, the selling stockholders would pay us an exercise price of $12.28 per share, or an aggregate exercise price of $1,093,534 with respect to the 2010 Warrants. If we receive any proceeds from the exercise of the Warrants, we will likely use such proceeds for general corporate purposes.

SELLING SECURITYHOLDERS

On October 21, 2010, in a transaction exempt from the registration requirements of the Securities Act and state securities laws, we issued (a) 405,330 shares of Series D Preferred, which shares are convertible into 405,330 shares of our common stock; (b) 223,520 shares of Series E Preferred, which shares are convertible into (i) 223,520 shares of Series C Preferred (which shares of Series C Preferred, in turn, are convertible into 455,048 shares of our common stock) or (ii) 455,048 shares of Series D Preferred (which shares of Series D Preferred, in turn, are convertible into 455,048 shares of our common stock); (c) subordinated notes with an aggregate principal amount of $3,562,000; and (d) 2010 Warrants to acquire up to 89,050 shares of our common stock. In addition, on September 29, 2008, in a transaction exempt from the registration requirements of the Securities Act and state securities laws, we issued 2008 Warrants to acquire up to 195,000 shares of our common stock. The aforementioned shares of Series E Preferred, Series D Preferred (including shares of Series D Preferred issuable from time to time upon conversion of the Series E Preferred), Series C Preferred issuable from time to time upon conversion of the Series E Preferred, and shares of common stock issuable from time to time upon conversion of the Series C Preferred, Series D Preferred and exercise of the Warrants are covered by this prospectus. The Prairie Capital Entities, or their respective successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders may sell all, some or none of the securities offered by this prospectus. Because the selling securityholders may offer all, some, or none of the securities pursuant to this offering, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering. For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Common Stock

Name of Selling Securityholder	Shares of Common Stock Beneficially Owned Before the Offering	Maximum Shares of Common Stock Being Offered Hereby	Shares of Common Stock Beneficially Owned Upon Completion of the Offering	Percentage of Common Stock Outstanding Upon Completion of the Offering (1) (2)
Prairie Capital IV, L.P. (3)	939,549	572,214	367,335	2.0%
Prairie Capital IV QP, L.P. (3)	939,549	572,214	367,335	2.0%

Series C Preferred

Name of Selling Securityholder	Shares of Series C Preferred Beneficially Owned Before the Offering	Maximum Shares of Series C Preferred Being Offered Hereby	Shares of Series C Preferred Beneficially Owned Upon Completion of the Offering	Percentage of Series C Preferred Outstanding Upon Completion of the Offering (2)
Prairie Capital IV, L.P. (3)	111,760	111,760	0	0%
Prairie Capital IV QP, L.P. (3)	111,760	111,760	0	0%

Series D Preferred

Name of Selling Securityholder	Shares of Series D Preferred Beneficially Owned Before the Offering	Maximum Shares of Series D Preferred Being Offered Hereby	Shares of Series D Preferred Beneficially Owned Upon Completion of the Offering	Percentage of Series D Preferred Outstanding Upon Completion of the Offering (2)
Prairie Capital IV, L.P. (3)	430,189	430,189	0	0%
Prairie Capital IV QP, L.P. (3)	430,189	430,189	0	0%

Series E Preferred

Name of Selling Securityholder	Shares of Series E Preferred Beneficially Owned Before the Offering	Maximum Shares of Series E Preferred Being Offered Hereby	Shares of Series E Preferred Beneficially Owned Upon Completion of the Offering	Percentage of Series E Preferred Outstanding Upon Completion of the Offering (2)
Prairie Capital IV, L.P. (3)	111,760	111,760	0	0%
Prairie Capital IV QP, L.P. (3)	111,760	111,760	0	0%

(1)	Calculated based on 18,286,842 shares of our common stock outstanding as of September 30, 2010.

(2)	For purposes of this table only, we have assumed that the selling securityholders will sell all of their shares of our securities offered by this prospectus.

(3)	Stephen V. King and C. Bryan Daniels are the managing members of Daniels & King Capital IV, L.L.C., which is the sole general partner of Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. Therefore, Mr. King, Mr. Daniels and Daniels & King Capital IV, L.L.C. may be deemed to beneficially own shares of our securities owned by Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when required.

PLAN OF DISTRIBUTION

We are registering the securities covered by this prospectus for the selling securityholders.

We will pay the costs and fees of registering the securities covered by this prospectus and other expenses related to the registration of the securities to the extent required by the Registration Rights Agreement, dated October 21, 2010, between us and the selling securityholders. However, we will not pay any underwriting discounts or commissions or other amounts payable to underwriters, dealers or agents, or any transfer taxes or other expenses associated with the sale of the securities, on behalf of the selling securityholders. Pursuant to the Registration Rights Agreement, we have agreed to provide certain indemnification to the selling securityholders against certain liabilities in connection with this resale registration.

The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the securities.

Sales of the securities may be effected in one or more transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may negotiate and pay broker-dealers’ commissions, discounts or concessions for their services. Broker-dealers engaged by a selling securityholder may allow other broker-dealers to participate in resales. The selling securityholders and any broker-dealers involved in the sale or resale of the securities may qualify as “underwriters” within the meaning of Section 2(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act.

In addition to selling the securities under this prospectus, the selling securityholders may transfer the securities in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer. Moreover, the selling securityholders may decide not to sell any securities offered hereby.

The selling securityholders and any underwriters and distribution participants will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the selling securityholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling securityholders that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement may disclose:

•	the name of the selling securityholders and of the participating broker-dealer(s);

•	the number of securities involved;

•	the price at which such securities were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 in certain instances, rather than pursuant to this prospectus. In addition, the selling securityholders may transfer the shares by other means not described in this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Common Stock as contained in our Third Amended and Restated Certificate of Incorporation, a copy of which is attached to Appendix A of our Definitive Proxy Statement filed September 15, 2008 and is incorporated by reference herein. You are urged to read the Third Amended and Restated Certificate of Incorporation, in its entirety. Although we believe this summary covers the material terms and provisions of our Common Stock set forth in the Third Amended and Restated Certificate of Incorporation, as amended, it may not contain all of the information that is important to you.

Dividend Rights

Subject to the terms of any series of our preferred stock outstanding from time to time, the Common Stock shall be entitled to receive dividends when, as and if declared by our board of directors. No dividend shall be paid with respect to our common stock unless dividends with respect to our preferred stock shall have been paid.

Voting Rights

Each share of Common Stock shall entitle the holder thereof to one vote per share on all matters on which the holders of our Common Stock are entitled to vote.

Liquidation Rights

The Common Stock shall rank, as to payments of dividends and distribution of assets upon dissolution, liquidation or winding up of the Company junior to our preferred stock.

Series C Preferred

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Series C Preferred as contained in the Series C Certificate of Designations, a copy of which is attached to Exhibit 10.7 of our Current Report on Form 8-K filed June 2, 2010 and is incorporated by reference herein. You are urged to read the Series C Certificate of Designations in its entirety. Although we believe this summary covers the material terms and provisions of the Series C Certificate of Designations, it may not contain all of the information that is important to you.

Dividend Rights

The Series C Preferred shall be entitled to receive dividends at an annual rate of 8.0% of the liquidation preference, when, as and if declared by our board of directors, payable quarterly in arrears in January, April, July and October of each year, beginning in October 2010. Dividends on the Series C Preferred are non-cumulative. No dividend shall be paid with respect to our common stock unless dividends with respect to the Series C Preferred shall have been paid.

Conversion

The Series C Preferred has a conversion price of $12.28 per share, subject to adjustments as set forth in the Series C Certificate of Designations, and are convertible into shares of our common stock at the option of the holders of shares of Series C Preferred at any time, and will be convertible at our option at any time after the earlier to occur of (1) May 28, 2015, and (2) the first date on which the volume-weighted average per share price of our common stock equals or has exceeded 130% of the then applicable conversion price of the Series C Preferred for at least 20 trading days within any period of 30 consecutive trading days occurring after May 28, 2013.

Voting Rights

The Series C Preferred Stock shall be entitled to vote on an as-converted basis with the holders of our common stock as a single class on all matters brought before our stockholders and will have no class voting rights except as specifically required under Delaware law.

Liquidation Rights

The Series C Preferred shall rank, as to payments of dividends and distribution of assets upon dissolution, liquidation or winding up of the Company (i) senior to (a) our common stock, and (b) our Series D Preferred and each other class or series of preferred stock hereafter issued by us (unless the holders of a majority in interest of the outstanding Series C Preferred otherwise agree in writing), (ii) pari passu with outstanding shares of Series E Preferred and our Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred”), issued under the TARP Capital Purchase Program and (iii) junior to all future issuances of trust preferred stock.

Preemptive Rights

Until the earlier of (a) the date on which the holders of Series C Preferred no longer beneficially own in the aggregate at least 400,000 shares of Series C Preferred (subject to adjustment for stock splits, stock dividends and similar transactions) and (b) May 28, 2012, the Company shall provide each holder of Series C Preferred a right to maintain the proportionate equity interest in the company represented by the shares of Series C Preferred held by such holder in connection with any future transactions involving the sale of equity securities, or securities convertible into equity securities, in a capital raising transaction (subject to customary exceptions such as for a registered public offering).

Series D Preferred

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Series D Preferred as contained in the Certificate of Designations of Nonvoting Convertible Preferred Stock, Series D, and 8% Nonvoting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series E, dated October 21, 2010 (the “Series D and Series E Certificate of Designations”), a copy of which is attached as Exhibit 3.1 of our Current Report on Form 8-K filed October 27, 2010 and is incorporated by reference herein. You are urged to read the Series D and Series E Certificate of Designations in its entirety. Although we believe this summary covers the material terms and provisions of the Series D and Series E Certificate of Designations, it may not contain all of the information that is important to you.

Dividend Rights

The Series D Preferred shall be entitled to receive dividends when, as and if declared by our board of directors, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of our common stock that such shares of Series D Preferred would be convertible into in connection with a Widely Dispersed Offering (as defined below) of Series D Preferred. No dividend shall be paid with respect to our common stock unless dividends with respect to the Series E Preferred are also paid, and we shall not declare a dividend payable with respect to our common stock unless a dividend is also made to the holders of Series D Preferred. A “Widely Dispersed Offering” means any sale or other transfer of Series D Preferred or Series E Preferred, as applicable, (a) pursuant to any public offering or public sale of our securities, (b) to a person or group of persons if, after such transfer, such person or group of persons in the aggregate would own or control more than 50% of our outstanding voting securities without any such transfer, (c) to a person or group of persons in a transaction or series of related transactions in which no transferee would receive in such transaction or series of related transactions more than 2% of our outstanding voting securities, (d) pursuant to a merger, consolidation or similar transaction involving if, after such transaction, a person or group of persons in the aggregate would own or control more than 50% of our outstanding voting securities, or (e) to a person or group of persons who has been approved by the Federal Reserve Board to hold the number of our voting securities held by such person or group of persons after giving effect to such transfer.

Conversion

Each share of Series D Preferred is convertible into one share of our common stock, subject to adjustment as set forth in the Series D and Series E Certificate of Designations, automatically upon a Widely Dispersed Offering of Series D Preferred.

Voting Rights

The Series E Preferred shall not be entitled to vote on any matters brought before our stockholders and will have no class voting rights except as specifically required under Delaware law.

Liquidation Rights

The Series D Preferred shall rank, as to payments of dividends and distribution of assets upon dissolution, liquidation or winding up of the Company (i) junior to Series C Preferred, our Series B Preferred and all future issuances of trust preferred stock, and (ii) pari passu with our common stock.

Series E Preferred

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Series E Preferred as contained in the Series D and Series E Certificate of Designations. You are urged to read the Series D and Series E Certificate of Designations in its entirety. Although we believe this summary covers the material terms and provisions of the Series D and Series E Certificate of Designations, it may not contain all of the information that is important to you.

Dividend Rights

The Series E Preferred shall be entitled to receive dividends at an annual rate of 8.0% of the liquidation preference, when, as and if declared by our board of directors, payable quarterly in arrears in January, April, July and October of each year, beginning in January 2011. Dividends on the Series E Preferred are non-cumulative. No dividend shall be paid with respect to our common stock unless dividends with respect to the Series E Preferred shall have been paid.

Conversion

The Series E Preferred has a conversion price of $12.28 per share, subject to adjustments as set forth in the Series D and Series E Certificate of Designations, and are convertible into (1) shares of Series C Preferred automatically upon any sale or other transfer of Series E Preferred in a Widely Dispersed Offering, or (2) shares of Series D Preferred, at the option of the holders of shares of Series E Preferred at any time. In addition, the Series E Preferred are convertible into shares of Series D Preferred at our option at any time after the earlier to occur of (1) May 28, 2015, and (2) the first date on which the volume-weighted average per share price of our common stock equals or has exceeded 130% of the then applicable conversion price of the Series C Preferred for at least 20 trading days within any period of 30 consecutive trading days occurring after May 28, 2013.

Voting Rights

The Series E Preferred shall not be entitled to vote on any matters brought before our stockholders and will have no class voting rights except as specifically required under Delaware law.

Liquidation Rights

The Series E Preferred shall rank, as to payments of dividends and distribution of assets upon dissolution, liquidation or winding up of the Company (i) senior to (a) our common stock, and (b) our Series D Preferred and each other class or series of preferred stock hereafter issued by us (unless the holders of a majority in interest of the outstanding Series E Preferred otherwise agree in writing), (ii) pari passu with outstanding shares of Series C Preferred and our Series B Preferred and (iii) junior to all future issuances of trust preferred stock.

Preemptive Rights

Until the earlier of (a) the date on which the holders of Series C Preferred no longer beneficially own in the aggregate at least 400,000 shares of Series C Preferred (subject to adjustment for stock splits, stock dividends and similar transactions) and (b) May 28, 2012, the Company shall provide each holder of Series E Preferred a right to maintain the proportionate equity interest in the company represented by the shares of Series E Preferred held by such holder in connection with any future transactions involving the sale of equity securities, or securities convertible into equity securities, in a capital raising transaction (subject to customary exceptions such as for a registered public offering).

LEGAL MATTERS

The validity of the securities registered for resale hereby will be passed upon for us by our counsel, Katten Muchin Rosenman LLP. Melvin E. Pearl, a member of our board of directors, is a former Partner with Katten Muchin Rosenman LLP and currently serves as “Of Counsel” to that firm. Katten Muchin Rosenman LLP also acts as our counsel from time to time and a limited number of its attorneys own, in the aggregate, less than 1% of the outstanding shares of our common stock.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2008 and 2009, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 with the SEC relating to the shares of common stock covered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC.

We are subject to the information requirements of the Exchange Act, which means we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov and at our website at http://www.taylorcapitalgroup.com. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC as 1-800-SEC-0330.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This permits us to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this prospectus, and the information we file subsequently with the SEC will automatically update and supercede the information in this prospectus. Absent unusual circumstances, we will have no obligation to amend this prospectus, other than by filing subsequent information with the SEC. This historical and future information that is incorporated by reference in this prospectus is considered to be part of this prospectus and can be obtained at the locations described above. The information included elsewhere in this prospectus and the following information incorporated by reference in this prospectus is considered to be part of this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 29, 2010;

•

Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 12, 2010, for the quarter ended August 13, 2010, filed with the SEC on August 13, 2010, and for the quarter ended September 30, 2010, filed with the SEC on November 12, 2010;

•

Our Current Reports on Form 8-K, and amendments thereto, filed with the SEC on March 30, 2010, April 1, 2010, May 12, 2010, May 21, 2010, May 25, 2010, June 2, 2010, October 19, 2010, October 21, 2010, October 27, 2010 and October 28, 2010; and

•

Any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act (other than portions of the documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included in such Items, unless otherwise indicated therein), (1) after the date of the filing of this registration statement and before its effectiveness and (2) until all of the shares of common stock to which this prospectus relates are sold or the offering is otherwise terminated.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon written or oral request, a copy of the information that has been incorporated in this prospectus by reference but not delivered with the prospectus (except exhibits, unless they are specifically incorporated in this prospectus by reference). You should direct any requests for copies to:

Taylor Capital Group, Inc.

Attention: Steven H. Shapiro, General Counsel and Corporate Secretary

9550 West Higgins Road

Rosemont, Illinois 60018

Telephone number: (847) 653-7978

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of fees and expenses payable by us in connection with the issuance and distribution of the securities. We will pay all of these expenses. All expenses other than the SEC registration fee are estimated.

Approximate Amount
SEC Registration Fee	$766
Accounting Fees and Expenses	7,000
Legal Fees and Expenses	15,000
Miscellaneous	2,000

Total	$24,766

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Our Third Amended and Restated Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of our directors for monetary damages for breach of their fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

These provisions do not affect a director’s responsibilities under any other laws, including the federal securities laws or state or federal environmental laws.

Our Third Amended and Restated By-laws also contain provisions that require us to indemnify our directors, and permit us to indemnify our officers and employees, to the fullest extent permitted by Delaware law. However, we are not obligated to indemnify any such person:

•	with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense; or

•	for any amounts paid in settlement, without our prior written consent, of an action in respect of which we would otherwise indemnify such person.

We have entered into indemnity agreements with each of our directors and executive officers providing for the indemnification described above. We believe that these limitations on liability are essential to attracting and retaining qualified persons as directors and executive officers. We have also obtained directors’ and officers’ liability insurance to cover these individuals.

Under agreements which may be entered into by us, certain of our directors and officers may be entitled to indemnification by underwriters and agents who participate in the distribution of securities covered by this registration statement against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 16.	Exhibits.

Exhibit Number	Exhibit

5.1	Opinion of Katten Muchin Rosenman LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page hereto).

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(A) each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(B) in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the Registrant; and

(d) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosemont, State of Illinois on the 21st day of December, 2010.

TAYLOR CAPITAL GROUP, INC.

By:	/S/ STEVEN H. SHAPIRO
Steven H. Shapiro
General Counsel and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Mark A. Hoppe, Randall T. Conte and Steven H. Shapiro his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-3 (including any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and all amendments thereto) and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 21, 2010.

Signature	Title

/S/ BRUCE W. TAYLOR
Bruce W. Taylor	Chairman

/S/ MARK A. HOPPE
Mark A. Hoppe	Chief Executive Officer, President and Director

/S/ RANDALL T. CONTE
Randall T. Conte	Chief Financial Officer, Chief Operating Officer (Principal Financial and Accounting Officer)

/S/ HARRISON I. STEANS
Harrison I. Steans	Director

/S/ RONALD L. BLIWAS
Ronald L. Bliwas	Director

/S/ C. BRYAN DANIELS
C. Bryan Daniels	Director

/S/ RONALD D. EMANUEL
Ronald D. Emanuel	Director

Signature	Title

/S/ M. HILL HAMMOCK
M. Hill Hammock	Director

/S/ ELZIE HIGGINBOTTOM
Elzie Higginbottom	Director

/S/ MICHAEL H. MOSKOW
Michael H. Moskow	Director

/S/ LOUISE O’SULLIVAN
Louise O’Sullivan	Director

/S/ MELVIN E. PEARL
Melvin E. Pearl	Director

/S/ SHEPHERD G. PRYOR IV
Shepherd G. Pryor IV	Director

/S/ JENNIFER W. STEANS
Jennifer W. Steans	Director

/S/ JEFFREY W. TAYLOR
Jeffrey W. Taylor	Director

/S/ RICHARD W. TINBERG
Richard W. Tinberg	Director

EXHIBIT INDEX

Exhibit Number	Exhibit

3.1	Form of Third Amended and Restated Certificate of Incorporation of Taylor Capital Group, Inc. (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement filed September 15, 2008).

3.2	Form of Third Amended and Restated Bylaws of Taylor Capital Group, Inc. (incorporated by reference to Appendix B of the Company’s Definitive Proxy Statement filed September 15, 2008).

3.3	Certificate of Designations of Nonvoting Convertible Preferred Stock, Series D, and 8% Nonvoting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series E, of the Company, dated October 21, 2010 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed October 27, 2010).

5.1	Opinion of Katten Muchin Rosenman LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page hereto).